EXECUTION VERSION

NCR Corporation
864 Spring Street NW
Atlanta, GA 30308

March 19, 2018

Mr. Mark D. Benjamin
c/o NCR Corporation
864 Spring Street NW
Atlanta, GA 30308

Dear Mark,

(1)
This letter agreement (this “Letter Agreement”) confirms the agreement between NCR Corporation (“NCR”) and you that, subject to (a) your continued employment with NCR, and assistance with an orderly transition, through March 21, 2018 (the “Separation Date”), (b) your provision of the Consulting Services described in Section 6 of this Letter Agreement, and (c) your execution of the release of claims in the form attached hereto as Exhibit B (in consideration, in part, for NCR’s execution of the release of claims in the form attached hereto as Exhibit A) following, but not later than, the twenty-first day following, the Separation Date and your non-revocation of such release during the applicable revocation period, you (or your legal representative or the legal representative of your estate, as applicable, if you should die or become disabled prior to the payment thereof) will be entitled to a lump sum cash payment of $1,500,000, less applicable tax withholdings, payable on the thirtieth day following the Separation Date. Upon the termination of your employment with NCR, you shall forfeit all unvested NCR equity awards and you shall not be entitled to any transition or severance payment other than as set forth in the immediately preceding sentence. In addition to the foregoing, you shall receive from NCR all salary and benefits otherwise due to you through the Separation Date.

(2)
Effective as of the Separation Date, you hereby tender your resignation from all positions you hold with NCR, including each of its subsidiaries and affiliates, and you agree to execute such documents as NCR shall reasonably request to evidence any such resignation.

(3)
You reaffirm the restrictive covenants set forth in your 2017 equity award agreements, i.e., those pertaining to non-competition, non-solicitation, non-recruitment/hiring, and non-disclosure (the “2017 Restrictive Covenants”). For the avoidance of doubt, the Separation Date shall be the commencement date for any applicable post-employment periods pursuant to the 2017 Restrictive Covenants and such post-employment periods shall not be extended by the Term (as defined below), which Term shall run concurrent with such post-employment periods.

(4)
During your employment with NCR and thereafter, you agree that you will not disclose, unless required by applicable law or regulation or by a court of competent jurisdiction, to any third party, nor use on your own behalf, any of NCR’s confidential, technical, marketing, business, financial or other information not publicly available.

(5)
During your employment with NCR and thereafter, you will not directly or indirectly make disparaging comments that adversely affect the reputation of NCR or its directors or executive officers. NCR agrees to instruct its current executive officers and directors not to directly or indirectly make disparaging comments that adversely affect your reputation. Nothing herein shall prevent either NCR or you from testifying truthfully in any legal proceeding or before any applicable governmental agency or department or in any legal proceeding to enforce the terms of this Letter Agreement.

(6)	Following the Separation Date, you agree to provide consulting services to NCR on the following terms:

(a)
Term. You shall render the Consulting Services (as defined below) to NCR, on the terms and conditions set forth in this Section 6, during the period beginning on the Separation Date and ending on April 6, 2018 (the “Term”).

(b)
Consulting Services. You agree that, during the Term, you shall assist with the transition of your duties as Chief Operating Officer of NCR as reasonably requested by NCR (the “Consulting Services”). During the Term, you will be reasonably available for the purpose of rendering (and to the extent requested shall provide), for up to thirty hours per week, during regular business hours or at such other time or times as mutually agreed, the Consulting Services. During the Term, you shall not be required to travel to NCR’s headquarters or to any other location. Any expenses that you may incur on NCR’s behalf in rendering the services must be approved in advance by NCR and, if approved, shall be promptly reimbursed by NCR upon written submission by you of the applicable invoice or statement evidencing such expenses. You shall be indemnified by NCR to the maximum extent permitted by law and NCR’s governing documents for the services that you render hereunder during the Term.

(c)
Independent Contractor. You understand that your relationship with NCR during the Term shall be that of an independent contractor and during the Term you shall not be considered an employee of NCR for tax purposes or for any other purposes whatsoever. You specifically understand and agree that during the Term you will not be entitled to, nor be eligible to participate in, any benefits or privileges offered or given by NCR or any of its affiliates to their respective employees as a result of the relationship established by this Section 6. You agree that, during the Term, you will not be an agent of NCR or any of its affiliates, and that you will have no authority, implied or actual, to act on behalf of NCR or any of its affiliates or to enter into any agreement that would bind either NCR or any of its affiliates.

(d)
Non-Assignability. You may not assign this consulting agreement without the prior written permission of NCR. Any attempt to assign any rights, duties, or obligations that arise under this consulting agreement without such permission shall be void.

(7)
Any controversy or claim arising out of or related to this Letter Agreement shall be resolved by binding arbitration. The arbitration shall be pursuant to the then current rules of the American Arbitration Association and shall be held in the Borough of Manhattan in New York City. The arbitration shall be held before a single arbitrator who is an attorney. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Letter Agreement shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association.

(8)
Notwithstanding the preceding Section 7, in the event that you breach Section 4 or Section 5 of this Letter Agreement, or any of the 2017 Restrictive Covenants, you acknowledge that NCR may sustain irreparable injury and may not have an adequate remedy at law. As a result, in the event of such a breach NCR may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration, and in such instance shall not be required to post a bond.

(9)	The validity, interpretation, construction and performance of the Letter Agreement shall in all respects be governed by the laws of Georgia, without reference to principles of conflict of law.

(10)	Nothing in this Letter Agreement or the release attached hereto as Exhibit B shall prevent you from making a good faith report or related disclosures to any governmental agency or entity regarding potential violations of applicable federal, state, or local law or to take other actions protected as whistleblower activity under applicable law.

(11)
NCR may withhold from any amount payable or benefit provided under this Letter Agreement such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

(12)
This Letter Agreement, the 2017 Restrictive Covenants, and the releases attached hereto as Exhibits A and B represent the entire agreement between the parties as to the subject matters herein and supersede all prior and contemporaneous understandings and agreements with respect thereto. This Letter Agreement shall be binding upon the successors and assigns of NCR and upon your heirs, beneficiaries and legal representatives.

(13)
This Letter Agreement may not be amended except by a writing signed by both parties. Waiver by a party of any breach of any provision of this letter agreement by the other party shall not operate nor be construed as a waiver of any subsequent or other breach. No provision or breach of this letter agreement may be waived except by a written instrument signed by the party waiving such provision or breach, which states that such party is waiving such provision or breach.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned parties have executed this Letter Agreement as of the date first written above.

NCR CORPORATION

By:	/s/ Andrea L. Ledford
Name: Title:	Andrea L. Ledford EVP, CAO & CHO

Agreed to and Accepted:

/s/ Mark Benjamin
Mark D. Benjamin

[Signature Page to Letter Agreement]

Exhibit A
FORM OF COMPANY RELEASE OF CLAIMS

1.    FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, NCR Corporation (the “Company”) on its behalf, and on behalf of its predecessors, affiliates and successors, and each of its past, present and future officers, directors, employees, representatives, attorneys, insurers, agents and assigns, individually and in their official capacities, hereby releases and forever discharges Mark Benjamin (“Executive”) from any and all known causes of action, rights or claims of any type or description, which they have had in the past, now have, or might now have, through the date of signing of this Release of Claims, in any way resulting from, arising out of or connected with Executive’s employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirements, including, without limitation, those arising under common law.

2.    Excluded from the scope of this Release of Claims is (a) any claim based on facts not known by the Company on the date of execution of this Release of Claims, (b) any claim arising under the Letter Agreement, dated March 19, 2018 (the “Letter Agreement”) after the effective date of this Release of Claims, (c) any claim arising under the 2017 Restrictive Covenants (as defined in the Letter Agreement) after the effective date of this Release of Claims, and (d) any claims relating to Executive’s commission of fraud or criminal acts against the Company or its affiliates. Intending to be legally bound, the Company has signed this Release of Claims as of the date written below.

3.    This agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Georgia, without reference to its principles of conflict of laws.

4.    It is the intention of the parties hereto that the provisions of this agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of this agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this agreement in order to render the same valid and enforceable.

5.    This agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this agreement.

NCR CORPORATION
Date	Name: Title:

[Signature Page to Company Release]

Exhibit B
FORM OF EXEUCTIVE RELEASE OF CLAIMS

1.    In consideration of the payment to which Mark D. Benjamin (the “Executive”) is entitled from NCR Corporation pursuant to that certain letter agreement dated March 19, 2018, 2018 (the “Letter Agreement”), the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge NCR Corporation (the “Company”) and its subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, relating to the Executive’s employment or termination thereof, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees, including but not limited to claims based on express or implied contract or corporate policies, covenants of good faith and fair dealing, wrongful discharge, claims under any federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act and the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, including all amendments to the foregoing statutes, claims for violation of public policy, damages in tort, or claims under the common law; and claims for any other compensation or damages or attorneys’ fees, from the beginning of the world until the date hereof (the “Execution Date”).

2.    The Executive acknowledges that: (a) this entire agreement is written in a manner calculated to be understood by him and that he does understand it, that it contains a waiver of claims under the Age Discrimination in Employment Act and that it does not waive claims that may arise in the future; (b) he has been advised to consult with an attorney before executing this agreement; (c) he is entering into it knowingly, voluntarily and with full knowledge of its significance; (d) he was given a period of twenty-one days within which to consider this agreement; and (d) to the extent he executes this agreement before the expiration of the twenty one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this agreement during a period of seven days following the Execution Date, and this agreement shall not become effective, and no money shall be paid or benefits provided pursuant to the Letter Agreement, until after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this agreement, the Executive shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation addressed to NCR’s General Counsel at 864 Spring Street NW, Atlanta GA

B-1

30308, with an electronic mail copy to edward.gallagher@ncr.com. Upon such revocation, this agreement shall be null and void and of no further force or effect.

3.    Notwithstanding anything else herein to the contrary, this Release shall not affect: (a) the obligations of the Company set forth in the Letter Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (b) obligations to indemnify the Executive respecting acts or omissions in connection with the Executive’s service as a director, officer or employee of the Affiliated Entities; (c) obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; (d) any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible; or (e) any right Executive may have in his capacity as a shareholder of the Company.

4.    This agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Georgia, without reference to its principles of conflict of laws.

5.    It is the intention of the parties hereto that the provisions of this agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of this agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this agreement in order to render the same valid and enforceable.

6.    This agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned parties have executed this agreement, which includes a release.

NCR CORPORATION

By:
Name:
Title:

Agreed to and Accepted:

Mark D. Benjamin _______________________________ Date

[Signature Page to Executive Release]